EXHIBIT 10.1

AIR LEASE CORPORATION

EXECUTIVE SEVERANCE PLAN

(as amended May 3, 2017)

1.         PURPOSE.

The purpose of this Air Lease Corporation Executive Severance Plan (this  “Plan”) is to provide severance benefits to certain executives whose employment with the Company terminates under the circumstances as described more fully herein.

2.         DEFINITIONS.

2.1         “Accrued Benefits” shall mean any annual salary and other benefits earned and accrued prior to the date of termination (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of such termination, as well as any annual bonus earned with respect to the calendar year completed prior to the date of termination but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates.

2.2       “Board”  shall mean the Board of Directors of the Company.

2.3       “Cause” shall have the meaning ascribed to such term in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan.

2.4       “Change in Control”  shall have the meaning ascribed to such term in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan.

2.5       “Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending on the date twenty-four (24) months following such Change in Control.

2.6       “Change in Control Severance Multiplier” shall mean two times (2x) for Tier I Covered Employees and one time (1x) for Tier II Covered Employees.

2.7       “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

2.8       “Company” shall mean Air Lease Corporation, its subsidiaries or any successors thereto.

2.9       “Covered Employee” means a Tier I Covered Employee or a  Tier II Covered Employee.

2.10      “Disability”  shall have the meaning ascribed to such term in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan.

2.11      “Effective Date” shall mean February 22, 2017.

2.12      “ERISA”  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13      “Good Reason” shall mean, unless otherwise consented to by the Covered Employee:  (i)  the material reduction of the Covered Employee’s authority, duties and responsibilities, or the assignment to the Covered Employee of duties materially inconsistent with the Covered Employee’s position or positions with the Company;  (ii) a reduction in the Covered Employee’s then current annual salary; or (iii) the relocation of the Covered Employee’s office to more than thirty-five (35) miles from the principal offices of the Company.  Notwithstanding the foregoing, (x) Good Reason (A) shall not be deemed to exist unless the Covered Employee provides to the Company a notice of termination on account thereof (specifying a termination date not less than thirty (30) days and not more than sixty (60) days after the giving of such notice) no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Covered Employee’s employment for Cause; and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date such notice of termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

2.14      “Plan Administrator” shall mean the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

2.15      “Release Condition” shall mean that the Covered Employee has executed and delivered to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release) within twenty-one (21) days (or, if applicable, forty-five (45) days) following the date of termination of the Covered Employee’s employment and that the Covered Employee has not revoked such release within seven (7) days following such execution and delivery.

2.16      “Severance Benefits” shall mean the benefits set forth in Sections 4,  5 or 6 hereof, as applicable.

2.17      “Severance Multiplier” shall mean one time (1x) for Tier I Covered Employees and .5 times (.5x) for Tier II Covered Employees.

2.18      “Tier I Covered Employee” shall mean an executive vice president of the Company who has been designated by the Plan Administrator as eligible to participate in the Plan and who is not party to an individual severance agreement.

2.19      “Tier II Covered Employee” shall mean a senior vice president of the Company who has been designated by the Plan Administrator as eligible to participate in the Plan and who is not party to an individual severance agreement.

3.         ADMINISTRATION.

3.1       The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate; provided that in the event such person is entitled to severance benefits, the

Compensation Committee or another person or persons delegated by the Compensation Committee shall act as the Plan Administrator for purposes of administering the terms of the Plan.

3.2       The Plan Administrator shall be authorized on and after the Effective Date to designate as Covered Employees one or more employees of the Company (including new hires). The Plan Administrator also shall designate the Covered Employee’s tier for purposes of the Severance Multiplier and the Change in Control Severance Multiplier.

3.3       Subject to Section 8.7, the Plan Administrator may, in its sole discretion, remove a Covered Employee from participation in the Plan or redesignate a Tier I Covered Employee as a Tier II Covered Employee; provided, however, no such removal or redesignation may occur during the Change in Control Period.

4.         DEATH OR DISABILITY BENEFIT.  If a Covered Employee dies or is terminated by reason of his or her Disability, the Covered Employee shall be entitled to receive:

4.1       The Covered Employee’s Accrued Benefits;

4.2       A prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance, payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; and

4.3       With respect to outstanding equity or equity-based awards that vest in full or in part upon attainment of performance goals, continued vesting as to the number of shares of Company common stock that would have otherwise vested had the Covered Employee remained employed through the applicable performance period(s) based on actual Company performance, payable at such time or times as the Covered Employee would have been entitled to payment had the Covered Employee remained employed with the Company.

4.4       With respect to outstanding equity or equity-based awards that vest solely upon the passage of time, full vesting of such unvested awards, payable in accordance with the terms of the applicable equity award agreement.

5.         TERMINATION WITH ACCRUED BENEFITS ONLY; TERMINATION WITHOUT CAUSE BENEFIT.    If the Company terminates a Covered Employee’s employment for Cause at any time or the Covered Employee terminates employment without Good Reason at any time,  or if the Covered Employee terminates for Good Reason outside the Change in Control Period, in each case, the Covered Employee shall not be entitled to any Severance Benefits other than Accrued Benefits.  If the Company terminates a Covered Employee’s employment without Cause and the termination is not covered under Section 4 or 6 hereof, the Covered Employee shall be entitled to receive the Covered Employee’s Accrued Benefits and, subject to satisfaction of the Release Condition and continued compliance with the Covered Employee’s covenants set forth in Section 7,  the following additional benefits:

5.1       A prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance and payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates.

5.2       Immediate vesting of a pro rata portion of any outstanding deferred bonus award(s) granted pursuant to the Company’s Amended and Restated Deferred Bonus Plan based on the period of employment during the vesting term of such award(s),  which payment shall be made as soon as practicable after the date of termination (but in any event no later than March 15 of the following calendar year).

5.3       An amount equal to the applicable Severance Multiplier times the sum of (x) the annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six (36) month period immediately prior to date of termination, such amount payable in substantially equal installments in accordance with the customary payroll practices of the Company during the period commencing on the date of termination and ending on the one-year anniversary of the date of termination for Tier I Covered Employees (the six-month anniversary of the date of termination for Tier II Covered Employees) (as applicable, the “Continuation

Period”); provided,  however, that the payments under this Section 5.3 shall be made beginning on the first regular payroll date of the Company following the date on which the Release becomes effective; provided that if the termination occurs within sixty (60) days prior to the end of a calendar year, then any payments under this Section 5.3,  that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Covered Employee in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred,

5.4       Subject to the Covered Employee’s valid election to continue healthcare coverage under applicable law, the Covered Employee shall receive, through the end of the applicable Continuation Period, continuing coverage under the group health plans in which the Covered Employee was participating at the time of termination of employment (if any);  provided,  however, that (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover the Covered Employee under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Covered Employee as currently taxable compensation in substantially equal monthly installments over the applicable continuation coverage period (or the remaining portion thereof);

5.5       With respect to outstanding equity or equity-based awards that vest in full or in part upon attainment of performance goals, pro rata vesting (after giving effect to any vesting acceleration set forth in the applicable plan document or award agreement and without duplication of benefits) as to the number of shares of Company common stock that would have otherwise vested had the Covered Employee remained employed through the end of the then current performance period based on actual Company performance, payable at such time as the Covered Employee would have been entitled to payment had the Covered Employee remained employed with the Company through the end of the applicable performance period; and

5.6       With respect to outstanding equity or equity-based awards that vest solely upon the passage of time,  pro rata vesting (after giving effect to any vesting acceleration set forth in the applicable plan document or award agreement and without duplication of benefits)  for the number of days employed between the grant date and the date of termination, payable in accordance with the terms of the applicable equity award agreement.

6.         CHANGE IN CONTROL SEVERANCE BENEFIT.  If during the Change in Control Period, (i) the Company terminates the Covered Employee’s employment without Cause and the termination is not a result of the Covered Employee’s death or Disability, or (ii) the Covered Employee terminates for Good Reason, in lieu of the benefits set forth in Sections  4 or 5,  the Covered Employee shall be entitled to receive the Covered Employee’s Accrued Benefits and, subject to the satisfaction of the Release Condition and compliance with the Covered Employee’s covenants set forth in Section 7 hereof, the following additional benefits:

6.1       A prorated portion of the annual bonus with respect to the calendar year in which such termination occurs, based on target level of performance and payable in a lump sum on the thirtieth (30th) day following the date of termination.

6.2       Full vesting of any outstanding deferred bonus award(s) granted pursuant to the Company’s Amended and Restated Deferred Bonus Plan,  which payment shall be made as soon as practicable after the date of termination (but in any event no later than March 15 of the following calendar year).

6.3       An amount equal to the sum of (x) the applicable Change in Control Severance Multiplier times the sum of (a) the annual salary in effect as of the date of termination and (b) the target annual bonus with respect to the calendar year in which such termination occurs, and (y) the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment (if any) for two (2) years for Tier I Covered Employees (one (1) year for Tier II Covered Employees), and provided that the Change in Control also constitutes a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), the amounts set forth in clauses (x)  and  (y) of this Section 6.3 shall be paid in a lump sum on the thirtieth (30th) day following the date of termination, or if the Change in Control does not constitute a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), each of such amounts set forth in clauses (x)  and (y) of this Section 6.3 shall be payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination for Tier I Covered Employees (the first anniversary of the date of termination for Tier II Covered Employees);  provided,  further, that these installment payments shall be made beginning on the first regular payroll date of the Company following the date on which the Release becomes effective; provided that if the termination occurs within sixty (60) days prior to the end of a calendar year, then any payments set forth in clauses (x)  and  (y) of this Section 6.3,  that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Covered Employee in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred;

6.4       With respect to outstanding equity or equity-based awards that vest in full or in part upon attainment of performance goals,  full vesting at target level of performance for any open performance periods, payable in a lump sum within thirty days following the date of termination; and

6.5       With respect to outstanding equity or equity-based awards that vest solely upon the passage of time, full vesting of such unvested awards, payable in a lump sum within thirty days following the date of termination.

7.         COVENANTS OF THE COVERED EMPLOYEE.

7.1       Covenant Against Competition; Other Covenants.  The Covered Employee acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 7 (and any related enforcement provisions hereof), its successors and assigns) is aircraft and aviation equipment leasing (such business, and any and all other businesses that after the Effective Date become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons and entities who have developed such a business (the business of such a person or entity in competition with the Company, a “Competing Business”); (iii) the Company’s Business is, in part, national in scope; (iv) the Covered Employee’s work for the Company has given and will continue to give him or her access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Covered Employee contained in this Section 7 are essential to the business and goodwill of the Company; and (vi) the Company would not have adopted this Plan but for the covenants and agreements set forth in this Section 7.  Accordingly, the Covered Employee covenants and agrees that:

(a)       During the period the Covered Employee is employed by the Company, he or she shall not in the United States, directly or indirectly, (i) engage in any element of a Competing Business or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of a Competing Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided,  however,  that, notwithstanding the foregoing, the Covered Employee may invest in securities of any entity, solely for investment purposes and without otherwise participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Covered Employee is not a controlling person of, or a member of a group which controls, such entity and (C) the Covered Employee does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

(b)       During the Covered Employee’s employment with the Company and thereafter, the Covered Employee shall keep secret and retain in strictest confidence, and shall not use for his or her benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Covered Employee heretofore or hereafter directly or indirectly from the Company or any of its affiliates, including, without limitation, information with respect to (i) rates and expiration dates under aircraft- and aviation equipment-related leases to which the Company is a party; (ii) the number and identities of airlines leasing aircraft or aviation equipment from the Company, or otherwise making use of other services provided by the Company; (iii) the number, type, remaining useful life, and value of aircraft owned by the Company and/or its direct or indirect subsidiaries; (iv) profit or loss figures; and (v) customers, clients, suppliers, sources of supply and lists of customers and potential customers (collectively, the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent or in the exercise of the Covered Employee’s good faith judgement and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Covered Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Section 7.  The Covered Employee acknowledges that he or she has been informed that he or she has rights under 18 U.S.C. Section 1833(b) which states in part: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made  (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Plan is intended by the Company to conflict with or create liability for actions taken that are permitted under 18 U.S.C. Section 1833(b). Notwithstanding anything in this Plan or in any other confidentiality provision or agreement to which any Covered Employee may become subject to as a result of the Covered Employee’s employment with the Company or an affiliate, (i) nothing in this Plan or otherwise limits the Covered Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company, (ii) the Company may not retaliate against any Covered Employee for any of these foregoing activities, (iii) nothing in this Plan or otherwise requires any Covered Employee to waive any monetary award or other payment that any Covered Employee might become entitled to from the SEC or any other Government Agency or (iv) nothing in this Plan precludes any Covered Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, the Covered Employee shall not be entitled to receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that any Covered Employee files or that is filed on a Covered Employee’s behalf (clauses (i)-(iv) collectively, the “Whistleblower Protections”).

(c)       During the period the Covered Employee is employed by the Company and ending one (1) year following the date upon which the Covered Employee shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), the Covered Employee shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof.  The immediately preceding sentence does not apply in respect of general solicitations of employment, such as published advertisements not specifically directed toward employees of the Company.  During the Restricted Period, the Covered Employee will not whether for his or her own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ contracts and/or relationship with any person who during the period the Covered Employee was employed by the Company is or was a customer or client of the Company or any of its affiliates, unless permitted by applicable law.

(d)       All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Covered Employee or made available to the Covered Employee concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Covered Employee’s termination of employment, shall be immediately returned to the Company.

7.2       Rights and Remedies upon Breach.

(a)       The Covered Employee acknowledges and agrees that any breach by him or her of any of the provisions of Section 7.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Covered Employee breaches, or threatens to commit a breach of, any of the provisions of Section 7.1, the Company and its affiliates shall have the following rights and remedies to the extent permitted under applicable law, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i)       the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Covered Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)      the right and remedy to require the Covered Employee to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him or her as the result of any transactions constituting a breach of the Restrictive Covenants, and the Covered Employee shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(b)       The Covered Employee agrees that, in any action seeking specific performance or other equitable relief, he or she will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by the Covered Employee, whether predicated on this Section 7 or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.3       Severability.  If it is determined that any of the provisions of this Plan, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Plan shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.4       Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of the Covered Employee’s covenants contained in this Section 7, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.5       Enforceability.  The Company and the Covered Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in this Section  7 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Covered Employee that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

8.         OTHER PROVISIONS.

8.1       Section 409A of the Code.

(a)       Certain payments and benefits under this Plan are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A. To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”).  Notwithstanding any provision of this Plan to the contrary, if the Company determines that any compensation or benefits payable under this Plan may be subject to Section 409A, the Company may adopt such amendments to this Plan or adopt other policies and procedures

(including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.

(b)       Any reimbursement pursuant to the provisions of this Plan will be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  Any reimbursement to be made or in-kind benefit to be provided pursuant to the provisions of this Plan is not subject to liquidation or exchange for another benefit.

(c)       The Covered Employee shall not receive any amounts set forth in Sections 5 or 6 unless the termination of the Covered Employee’s employment constitutes a “separation from service” within the meaning of Section 409A.

(d)       Nothing in this Plan shall create any obligation on the part of the Company or any of its affiliates to indemnify, reimburse, gross up, or otherwise compensate the Covered Employee for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of Section 409A or any corresponding provision of state, local, or foreign law.

(e)       Each payment under this Plan shall be designated as a “separate payment” within the meaning of Section 409A.

(f)       Notwithstanding anything to the contrary in this Plan, no compensation or benefits, including without limitation any severance payments or benefits payable under Sections 5 or 6 hereof, shall be paid to the Covered Employee during the six (6)-month period following the Covered Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Covered Employee’s death), the Company shall pay the Covered Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Covered Employee during such period, without interest thereon.

8.2       Parachute Payments.  If any payment or benefit any Covered Employee would receive pursuant to this Plan or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax set forth in Section 4999 of the Code (“Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Covered Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.  Notwithstanding the foregoing sentence, to the extent permitted by Code Sections 280G, 409A and 4999, the Covered Employee may elect a different order of reduction.

8.3       Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Plan Administrator, to:

Air Lease Corporation
2000 Avenue of the Stars
Suite 1000N
Los Angeles, California 90067
Attention:	Carol H. Forsyte
Executive Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer
Telephone: (310) 553-0555
Facsimile: (310) 553-0999

If to a Covered Employee:

to the last address shown on the payroll records of the Company.

8.4       Governing Law.  This Plan is intended to be an unfunded “top-hat” plan within the meaning of U.S. Department of Labor Regulation Section 2520.20.104-24 and shall be interpreted, administered and enforced in accordance with ERISA.  To the extent state law is applicable, the laws of the State of California without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of California shall apply.

8.5       Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.6       No Duty to Mitigate;  Cumulative Benefits; Recoupments; WARN Act.

(a)       The Covered Employee shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Covered Employee does mitigate.

(b)       Except as provided in Section 8.6(c), the Severance Benefits are cumulative of, and are in addition to, all of the other rights and benefits provided to any Covered Employee under any benefit plan or agreement between such Covered Employee and the Company.

(c)       Notwithstanding anything to the contrary herein,  (i) the benefits payable under this Plan shall be subject to any recoupment policies as may be adopted by the Company from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission and (ii) to the extent that any Covered Employee is entitled to any severance or termination or similar separation payments under any other agreement of the Company or any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., the Severance Benefits shall be reduced (but not below zero) by the aggregate amount received by the Covered Employee.

8.7       Amendment; Termination.  The Board may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided however that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Covered Employee who has incurred a termination pursuant to Sections 4,  5 or 6 on or prior to the effective date of such amendment, modification, or termination; (ii) any termination of the Plan or modification that is a material diminishment of the severance benefit shall not be effective until six (6) months after written notice of such action has been provided to the Covered Employees, except that any modification or amendment shall be immediately applicable to any employee designated as a Covered Employee after the date that the Board adopts the modification or amendment and (iii) the Plan shall not be terminated or materially amended during the Change in Control Period. Notwithstanding the foregoing, the Plan shall terminate when all the obligations to Covered Employees have been satisfied in full.

8.8       Source of Payments.  All benefits payable in cash under this Plan will be paid from the general funds of the Company; no separate fund will be established under this Plan; and this Plan will have no assets. No right of any person to receive any payment under this Plan will be any greater than the right of any other general unsecured creditor of the Company.

8.9       No Enlargement of Employment Rights. Neither the establishment nor maintenance of this Plan, any amendment of this Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any Covered Employee any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

8.10     Successors.  This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Covered Employee shall inure to the benefit of and be enforceable by such Covered Employee and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Covered Employee should die while any amounts are due and payable to such Covered Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Covered Employee’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Covered Employee’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Covered Employee, except under the laws of descent and distribution.

8.11     Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

8.12     Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses,

claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of this Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

9.         ERISA CLAIMS PROCEDURES.

9.1       Disputes.  If any person (claimant) believes that Severance Benefits are being denied improperly, that this Plan is not being operated properly, or that the claimant’s legal rights are being violated with respect to this Plan, the claimant must file a claim with the Plan Administrator within the time period set forth in Section 9.2. The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 9.3. This requirement applies to all claims that any claimant has with respect to this Plan, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.

9.2       Time for Filing Claims.  A claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based, unless the Company in writing consents otherwise. The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under Section 9.3.

9.3       Procedures.  If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Plan Administrator (generally within ninety (90) days after receipt by the Plan Administrator of the claimant’s claim for review, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days after receipt by the Plan Administrator of the claimant’s claim for review). If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety (90) day period, and will indicate the special circumstances requiring the extension. If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

(a)       Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Plan Administrator or claims processor;

(b)       The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits;

(c)       The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Plan Administrator;

(d)       If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review.  There may be times when this sixty (60) day period may be extended.  This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the sixty (60) day period.  If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and

(e)       The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(i)       the specific reason or reasons for the denial;

(ii)       specific references to those provisions of this Plan on which such denial is based;

(iii)      a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for

(iv)      a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

The procedure set forth in this Section 9.3 is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Covered Employee beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

10.         ARBITRATION.

10.1      No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9 above).

10.2      Any controversy or claim arising out of or relating to this Plan (other than a controversy or claim arising under Section 7, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7.2) that is not resolved by the Covered Employee and the Company (or its affiliates, where applicable) after the exhaustion of the claims procedure outlined in Section 9 above shall be submitted to arbitration administered by JAMS/Endispute in Los Angeles, California before a single arbitrator in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  The

determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Covered Employee, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In the event of such an arbitration proceeding, the Covered Employee and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Covered Employee and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither the Covered Employee nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law or in connection with the last sentence of Section 10.3.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.

10.3      The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law (including but not limited to ERISA), or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof in accordance with California Code of Civil Procedure sections 1285 and 1285.4, et seq.

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Air Lease Corporation, a Delaware corporation (the “Company”), and, in such capacities, each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.  Nothing in this paragraph is intended to limit the undersigned’s participation in any proceeding brought by any federal, state or other governmental agency to the extent such participation is protected by law. Notwithstanding anything to the contrary in this Release, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under the Air Lease Corporation Executive Severance Plan, which is applicable to the payments and benefits provided in exchange for this Release, (ii)  to accrued or vested benefits (including, but not limited to equity awards) the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (iii) any rights the undersigned has to indemnification by the Company and to directors and officers liability insurance coverage.

THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BENG AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

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(A)      HE OR SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)      HE OR SHE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)      HE OR SHE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that he or she has received payment by the Company of all compensation due as of the date of termination of his or her employment.  The undersigned further represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

Notwithstanding anything to the contrary in this Release, nothing in this Release shall in any way limit the Whistleblower Protections contained in the Air Lease Corporation Executive Severance Plan, which Whistleblower Protections shall apply equally to this Release. The undersigned agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ___ day of ___________, ____.

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